Exhibit 10.2

BUSINESS DEVELOPMENT AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 3th April, 2016 by and between MyDx, Inc., a Nevada Corporation located at 6335 Ferris Square Suite B, San Diego, CA 92121 (“MyDx or Company”) and its subsidiaries, and Lynx Consulting Group, Ltd. (the “Developer”), a company located at PO Box 4301 Road Town, Torola, British Virgin Islands.

Whereas, MyDx is engaged in the design, development, manufacturing, marketing and distribution of certain electronic analyzers and disposable sensors.

Whereas, the Developer, has over 20 years of experience in helping U.S. domiciled companies establish a foothold and then expand their respective businesses across China, including Hong Kong and Taiwan, and

Whereas, MyDx desires to expand its business in the Asian Market, mainly China, and needs certain expertise which the Developer possesses or has access to in order to help achieve its growth, and

Whereas, MyDx desires to retain the Developer to provide executive business development services to take advantage of the Developer’s expertise and to exploit commercial opportunities, and the Developer is willing to provide such consulting services acting on behalf of MyDx.

Now therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.          Engagement; Developer Relationship; Duties; Title. MyDx hereby engages the Developer, and the Developer hereby agrees to render, consulting services to MyDx in connection to the creation and development of MyDx Asia, the staffing of the office and the future expansion of its business with a focus on the Greater China Region. The Developer shall perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by MyDx’s board of directors, including but not limited to, the Code of Business Conduct and Ethics and the Insider Trading Policies (copies of which are available and maintained on the MyDx website).

It is understood that the Developer’s success may be enhanced by having the credibility of a title of distinction, and MyDx hereby allows the Developer to use the title of Director of Business Development for the term of this engagement. MyDx shall include reference to this role on its website, in the ‘Team’ section.

2.   Term and Termination. The term of this Agreement shall begin on the date first signed and shall continue until the first anniversary of the date of this Agreement (the ‘Termination Date’) unless terminated by either party as described herein (the “Term”). Prior to the Termination Date, MyDx may terminate this agreement for cause (defined as immoral, unethical, or illegal behavior of the Developer) without prior notice. Should MyDx terminate this agreement other than for cause, it shall provide the Developer with thirty days notice. Should MyDx subsequently conclude a transaction among those listed on Schedule A, within 12 months of Termination Date, MyDx shall pay to Developer any fees deriving from such transactions in accordance with this Agreement.

Should the Developer terminate this agreement other than due to a breach of this Agreement by MyDx, Developer shall forfeit any claims to compensation for transactions completed by MyDx following the termination date, unless the fees earned were for work completed by the Developer prior to the termination date.

3.       Compensation. MyDx shall pay a one-time fee of $1,000,000 for the services of the Developer in addition to an incentive fee based on an agreed percentage of the value of the successful implementation of the initiatives, as further stipulated on Schedule A.

Unless otherwise required by law, all such compensation shall be payable without deduction for national or local income taxes, social security or any other amounts, which shall remain the responsibility of the Developer.

4.   Expenses. The Developer shall pay for his own expenses unless otherwise agreed or required by MyDx and pre-approved.

5.   Independent Contractor. The Developer is an independent contractor providing services to MyDx. The Developer is not an agent of MyDx and shall have no right to bind MyDx, except as expressly and duly authorized by affirmative action of the CEO or board of directors. MyDx, as appropriate, will report all payments to be made hereunder on Forms 1099 (or their equivalent in a different country) as payments to the Developer for independent contracting services. MyDx shall not carry worker’s compensation insurance to cover the Developer. MyDx shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or their equivalent in another country, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.   No Assignment. Unless otherwise agreed with MyDx, the Developer shall not subcontract his duties or cause any other person or entity to perform his services. The Developer shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of MyDx. Any attempted assignment or transfer by Developer of his obligations without such consent shall be voided.

7.   Payment of Fees. Developer will instruct MyDx, in writing, to make payments earned under this Agreement within 10 days of receipt of invoice.

8.   Confidentiality, Non-Competition and Non-Circumvention. During the term of this Agreement and for a period of two (2) years after, MyDx and Developer agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement was a customer of MyDx or Developer for the purpose of providing products, services or business competitive with that provided by the other Party, or provide any such products, services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv)  use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary informationof either Party, which is stipulated by either Party as confidential, regardless of the fact that MyDx and/or Developer or any MyDx Affiliate may have participated in the development of that information, or (v) make any disparaging remarks about the other Party, their employees or officers, or their services, practices or conduct.

9.   Contracts or Other Agreements with Current or Former Employer or Business. The Developer hereby represents and warrants that he is not subject to any agreement with respect to which the Developer’s engagement by MyDx would be a breach.

10.   Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

11.   Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.

12.   Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequentbreach.

13.   Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Developer’s engagement by MyDx.

14.   Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by MyDx’s successors and assigns.

15.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.   Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17.   Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18.   Tax Withholding; Indemnification. By reason of Developer’s relationship with MyDx as an independent contractor, all sums required to be paid by MyDx to Developer shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Developer acknowledges and agrees that Developer shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless MyDx for any liability, claim, expense or other cost incurred by MyDx arising out of or related to the obligations of Developer pursuant to this Paragraph 16.

19.   Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada.

20.   Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

For MyDx, Inc.	For Lynx Consulting Group, Ltd.

/s/ Daniel Yazbeck	/s/ Zhang YaWei
Daniel Yazbeck, CEO	Zhang YaWei, Director

Schedule A

Compensation for Business Development Initiatives Validation

Additional Compensation Schedule

1.	New Contracts of business for revenue expansion programs.
Incentive Fee payable: 10% of the first year value of the contract (s), based on gross revenues as determined by MyDx’s auditors, payable in cash or common shares, at MyDx’s discretion.

2.	Acquisitions
Incentive Fee payable: Compensation in the form of cash or common shares will be issued to the Consultant for any company or part of a company that MyDx acquires that the Consultant sourced and introduced to MyDx and which was subsequently acquired. Compensation shall be equivalent to 5% of the value of the transaction.

3.	Consulting and advising
An hourly fee of $150 (“Consulting Rate”) or pre-negotiated fixed fee will be paid for MyDx approved activities to provide consulting and advisory services to MyDx outside the scope of this agreement. Consultant must provide regular written status reports and invoices.

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